Exhibit 21.1

A. TeamHealth and Parent Companies

1)	Team Health, Inc.

2)	Team Health Holdings, L.L.C.

3)	Team Finance LLC

4)	Health Finance Corporation

B. Wholly Owned Subsidiaries of TeamHealth, Inc.

1)	Access Nurse PM, Inc.

2)	After Hours Pediatrics, Inc.

3)	American Clinical Resources, Inc.

4)	Clinic Management Services, Inc.

5)	Correctional Healthcare Advantage, Inc.

6)	Daniel & Yeager, Inc.

7)	Drs. Sheer, Ahearn & Associates, Inc.

8)	Emergency Coverage Corporation

9)	Emergency Physician Associates, Inc.

10)	Emergency Professional Services, Inc.

11)	Fischer Mangold, a California Partnership

12)	Florida Hospital Medicine Services, Inc.

13)	Greenbrier Emergency Physicians, Inc.

14)	Health Care Alliance, Inc.

15)	Healthcare Revenue Recovery Group, LLC

16)	Herschel Fischer, Inc.

17)	Hospital Medicine Associates, LLC

18)	IMBS, Inc.

19)	InPhyNet Contracting Services, Inc.

20)	InPhyNet South Broward, Inc.

21)	Karl G. Mangold, Inc.

22)	Kelly Medical Services Corporation

23)	Medical Management Resources, Inc.

24)	Medical Services, Inc.

25)	Northwest Emergency Physicians, Incorporated

26)	Northwest Hospital Medicine Physicians, Inc.

27)	Paragon Contracting Services, Inc.

28)	Physician Integration Consulting Services, Inc.

29)	Physician Underwriters Group, Ltd.

30)	Quantum Plus, Inc.

31)	Southeastern Emergency Physicians, Inc.

32)	Southeastern Emergency Physicians of Memphis, Inc.

33)	Southeastern Physician Associates, Inc.

34)	Spectrum Healthcare, Inc.

35)	Spectrum Healthcare Resources, Inc.

36)	Spectrum Healthcare Resources of Delaware, Inc.

37)	Spectrum Healthcare Services, Inc.

38)	Spectrum Primary Care, Inc.

39)	Spectrum Primary Care of Delaware, Inc.

40)	Team Anesthesia, Inc.

41)	Team Health Anesthesia Management Services, Inc.

42)	Team Health Financial Services, Inc.

43)	Team Radiology, Inc.

44)	TH Contracting Midwest, LLC

45)	TH Contracting Services of Missouri, LLC

46)	The Emergency Associates for Medicine, Inc.